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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports for Brindley & Brindley Realty and Development, Inc. and B&B On The Beach, Inc., dated July 24, 1998; Coastal Resorts Mangement, Inc. and Coastal Resorts Realty L.L.C., dated July 15, 1998; Collection of Fine Properties, Inc., dated July 15, 1998; First Resort Software, Inc., dated July 17, 1998; Houston and O'Leary Company dated July 17, 1998; The Maury People, Inc., dated July 24, 1998; Howey Acquisition, Inc., dated July 17, 1998; Resort Property Management, Inc., dated July 15, 1998; Telluride Resort Accommodations, Inc., dated July 15, 1998; and Trupp-Hodnett Enterprises, Inc. and THE Management Company, dated July 17, 1998, and to all references to our Firm included in or made a part of this registration statement.

ARTHUR ANDERSEN LLP
Houston, Texas,
May 20, 1999.